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                                                                    Exhibit 11.1

                               CARDIOMETRICS, INC.


Statement of Computation of Net Loss Per Share (In thousands, except net loss per share data)

                                                                       Three Months Ended                   Six Months Ended
                                                                            June 30,                            June 30,
                                                                    1996               1995            1996               1995
                                                                 ---------         ----------      -------------       ------------
Net loss                                                           $  (356)           $  (471)           $  (768)           $(1,215)


Shares used in computation of net loss per share:
  Weighted average of shares of common stock outstanding             6,819                122              6,718                117

  Shares related to Staff Accounting Bulletin Nos. 55, 64 and 83        --                184                 --                184
                                                                   =======            =======            =======
  Shares used in net loss per share computation                      6,819                306              6,718                301
                                                                   =======            =======            =======            =======

Net loss per share                                                 $ (0.05)           $ (1.54)           $ (0.11)           $ (4.03)
                                                                   =======            =======            =======            =======

Calculation of shares outstanding for
computing pro forma net loss per share:
  Adjusted to reflect the effect of assumed conversion of
  convertible preferred stock from the date of issuance                                 4,129                                 4,126
                                                                                      -------                               -------


Shares used in computing pro forma net loss per share                                   4,435                                 4,427
                                                                                      -------                               -------



Pro forma net loss per share                                                          $ (0.11)                              $ (0.27)
                                                                                      =======                               =======


Notes:
(1) The 1996 computation includes the conversion of preferred stock which occurred upon consummation of the company's initial public offering on November 3, 1995.